Exhibit 99.1

Northern Star Investment Corp. II Receives NYSE Notice Regarding Late Form 10-Q Filing

New York, New York  (May 24, 2023) – Northern Star Investment Corp. II (NYSE American: NSTB) (the “Company”), announced today that New York Stock Exchange Regulation, Inc., by letter dated May 23, 2023, notified the Company that it was not in compliance with NYSE American’s continued listing standards because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter March 31, 2023 (the “Quarterly Report”), which was due on May 22, 2023.

As reported in the Form 12b-25 filed by the Company with the Securities and Exchange Commission on May 15, 2023, the Company does not have a full-time accounting and administrative staff. As a result, the Company required additional time to compile and verify the data required to be included in the Quarterly Report.

The Company has a period of six months from the original due date of the Quarterly Report to file such report. The Company can regain compliance with the NYSE American’s continued listing standards at any time before that date by filing the Quarterly Report with the SEC and any other subsequent reports that are required to be filed during the cure period. The Company intends to file the Quarterly Report as soon as practicable and in any event within the above-referenced six-month period.

About Northern Star Investment Corp. II

Northern Star Investment Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For additional information, please visit https://northernstaric2.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Jonathan Ledecky

Chief Operating Officer

c/o Graubard Miller

(212) 818-8800